EXHIBIT 99.6

TPT Global Tech's VüMeLive PPV Presents “Genesis" Johannesburg, South Africa, September 28th

VüMeLive PPV Worldwide Live Broadcast Is A Celebration of Boxing and African Excellence Presented by Seconds Out Promotions

SAN DIEGO, CA / ACCESSWIRE / September 27, 2024 / TPT Global Tech, Inc. (OTC PINK:TPTW) (www.tptglobaltech.com), a leading innovator in the telecommunications and technology industries, announces its first international Live PPV professional boxing event to be broadcast on the company's VüMeLive PPV platform www.vumeliveppv.com, 1pm est. September 28, 2024. The Johannesburg, South African event organized Roy Foreman, President of Boxing for TPT Media and Entertainment is proud to present Genesis, a Pay-Per-View event by Seconds Out Promotions. This electrifying event will not only showcase the intense drama of professional boxing but also pay tribute to the vibrant spirit of African culture, blending sports with entertainment in a dynamic celebration of identity and heritage.

https://www.youtube.com/watch?v=I1ePQmMUm0A

Genesis will feature an array of exciting boxing matchups, including a thrilling main event that promises an unforgettable clash of styles. Patrick ‘The Panther' Mukala (15-2-1, 14 KOs), a Congolese knockout sensation on the cusp of breaking into the global boxing elite, will face the battle-hardened veteran Ronald ‘Akeem' Ellis (18-4-2, 12 KOs), who recently teamed up with the legendary Freddie Roach at the Wildcard Gym. This showdown of power and precision is set to capture the heart of the event-an explosive battle between two warriors in the prime of their careers. The lineup card features boxers from South Africa, Zimbabwe, Democratic Republic of Congo, New Zealand and the Unites States.

In addition to the high-octane boxing action, Genesis will celebrate Africa's rich cultural heritage through a vibrant lineup of live entertainment, featuring local talent and performances that pay homage to the continent's diverse artistic traditions. From boxing to music, the event will be a multifaceted showcase of African excellence.

VüMeLive, a subsidiary of TPT Global Tech, is committed to delivering world-class Pay-Per-View events that entertain, inspire, and unite audiences worldwide. With Seconds Out Promotions leading the charge, Genesis offers a unique opportunity for emerging and established African boxing talents to shine on the global stage.

With a distinguished career spanning over 40 years in the boxing industry, Mr. Roy Foreman brings unmatched expertise and a proven record of success. He notably managed his brother, George Foreman, to multiple championship titles and has promoted over 200 fights throughout the Americas and Europe.

Mr. Foreman's diverse background extends beyond boxing. He hosted a successful show on the Comcast Network for eight years, served as America's Ambassador for Sports under appointment by the U.S. State Department, and held prominent roles on the U.S. Olympic Boxing Committee.

In addition to his impact on the sport, Roy has been deeply involved in philanthropy, serving on various boards and founding several youth organizations. His roles as a ringside announcer for HBO International Sports and the founder of the sports apparel brand "Foreman Gear" further highlight his wide-ranging talents.

Don't miss this epic event on September 28th-Genesis will be broadcast live via VüMeLive www.vumeliveppv.com, 1pm est. promising a night of unforgettable action, entertainment, and cultural celebration.

About TPT Global Tech

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VüMeLive technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptglobaltech.com.

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SOURCE: TPT Global Tech, Inc